Exhibit 99.2

Loan Contract

Borrower (Party A): Shandong Longkong Travel Management Co., Ltd.

Creditor (Party B):   JuNan Xin Yuan Investment Consulting Co., Ltd.

Guarantor (PartyC):

1. Shangjiu Zhang (Id card: 372827195802140518)

2. Rongxia Chen  (Id card: 372827196304290067)

Pursuant to relevant National laws and regulations, after a sufficient consultation in a basis of equal and won free will. Party A, Party B, Party C entered into this contract and agreed to abide by it.

Borrowing Terms

Article 1: Loan Amount:

The loan amount is RMB: Five Million Yuan (5,000,000), the loan interest shall be calculated by months.

Article 2: Loan Term

The loan term is from August 12, 2011 to November 10, 2011, the actual period shall be based on Loan Voucher which is the part of the contract with the same legal enforcement.

Article 3: Repayment

1.	Party A shall transfer the principle and interest to Party B’s account in a lump sum or repay in cash.

2.	Any event which caused or may cause adverse effect on repaying the loan occurs to Party A, Party B has right to request Party A to repay in advance.

Article 4: Rights and Obligations

1.
The Creditor has right to acknowledge Party A’s operating status, financial statement, inventory and loan using status; has right to request Party A to provide necessary license and relevant documents; Party shall keep such debt, finance, operating information confidential.

2.
The Borrower has right to obtain and use the loan pursuant to the stipulation of the contract, and shall repay the principle and interest as scheduled; If Borrower changed the incorporate license or the contain on which, a written notice shall provide to Party B.

Article 5: Breach of Faith and Liability for Breach

One or more of such following events occurs, which shall be regarded as Party A breached the contract, Party A shall bear the liability for breach:

      1.     Party fails to completely carry out any commitment, guarantee, obligation or liability under this contract;

      2.     Party A or Party C provided false information or hiding material facts;

3.   Party A fails to repay the principle and interest as scheduled in contract, Party B shall charge Party A the compensation at amount of 3% of loan amount every day counting from the loan commencing date, Party has right to raise a lawsuit in a court.

4.
Party A breached the contract, which caused Party to solve it by a lawsuit, Party A and Party C shall bear such all cost and expense on lawyer, travel and other expense occurred to Party A to realize the creditor’s right.

Guarantee Terms

Article 6: Guarantee

1.	Party C provides the legal and valid Guarantee to Party A in his free will.

2.
Any event which may cause adverse effect on Party A’s right occurred to the Guarantee under this contract, Party A shall provide another legal valid guarantee in time as Party B required, which guarantee shall be approved by Party A.

Article 7: Guarantee Type

The guarantee type under this contract is Joint Guarantee.

Article 8；Guarantee Scope

The guarantee scope under this contract shall include: Principle, interest, compound interest, penalty, breach compensation, damage compensation and lawsuit expense, lawyer fee and etc expense related to Party B to realizing creditor’s right, other payable expenses.

Article 9: Guarantee Period

The guarantee period under this contract is Two years starting from the loan term due date and the contract existing period.

Other Provisions
Article 10: Dispute Settlement

Any dispute raise during processing contract period, each party shall try to resolve it by consultation; failing on consultation, it shall be resolved by a lawsuit in the court where Party B’s business address locating.

Article 11: Become Effectiveness

1.
This contract shall become effective on the date when each Party sign and seal on the contract (a natural person just sign), Pledge or Pledge Guarantee shall be effective after the necessary registering required by laws and regulation accomplished, related provision and contain shall become solid when the contract is signed, become effective on the date of registering accomplished.

2.	This contract is made out 3 duplicate, each for above parties, has the same legal enforcement.

Creditor: (seal) JuNan Xin Yuan Investment Consulting Co., Ltd.
(sealed)
Legal representative or/proxy:

  Borrower: (seal) Shandong Longkong Travel Management Co., Ltd.
(sealed)

Legal representative or/proxy:    Shanjiu Zhang   (signed)

Guarantor 1: Shanjiu Zhang	(signed)

Tel:

Guarantor 2: Rongxia Chen	(signed)
Tel:

Date: August 11, 2011